Filed Pursuant to Rule 424(b)(3)
Registration No. 333‑220263

Prospectus Supplement No. 2 (to Prospectus dated October 11, 2017 and Prospectus Supplement No. 1 dated November 17, 2017)

NextDecade Corporation

142,177,092 Shares of Common Stock

The following information supplements and amends the prospectus dated October 11, 2017, as supplemented by the prospectus supplement dated November 17, 2017 (together the “Prospectus”), of NextDecade Corporation (the “Company”) relating to the offer and sale from time to time by the selling stockholders named therein (the “Selling Stockholders”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes: (i) 103,071,893 shares of Common Stock issued to the Selling Stockholders, (ii) up to 12,031,895 shares of Common Stock that are issuable upon the exercise of warrants issued in connection with our initial public offering, which closed on March 23, 2015, and that are exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”), (iii) up to 19,573,304 shares of our Common Stock that are issuable to certain of our Selling Stockholders upon the Company achieving certain milestones (the “Contingent Shares”) and (iv) up to 7,500,000 restricted shares of Common Stock that are issuable to certain of our Selling Stockholders upon the Company’s achieving certain milestones (the “Restricted Stock”). As of February 20, 2018, there were 108,518,767 shares of Common Stock outstanding prior to any exercise of Warrants and prior to the issuance of Contingent Shares or shares of Restricted Stock in connection with the Company achieving certain milestones.

The purpose of this prospectus supplement is to modify the “Selling Stockholders” section of the Prospectus to (i) reflect the transfer of all shares of Common Stock and all Warrants previously held and offered under the Prospectus by Halcyon Master Fund, L.P. (“HMF”) to one of its affiliates, Halcyon Solutions Master Fund, L.P. (“Solutions”),  (ii) reflect the transfer of all shares of Common Stock previously held and offered under the Prospectus by each of Valinor Capital Partners SPV XIX, LLC (“SPV XIX”) and Valinor Capital Partners SPV XXII, LLC (“SPV XXII”) to Valinor Capital Partners, L.P. (“Valinor Capital”), (iii)  replace HMF with Solutions as a Selling Stockholder, (iv) replace each of SPV XIX and SPV XXII with Valinor Capital as a Selling Stockholder, and (v) update the holdings of the other Selling Stockholders included in the Prospectus as of the date of this prospectus supplement.  HMF, SPV XIX and SPV XXII are listed as Selling Stockholders in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the  Prospectus is not otherwise affected by this prospectus supplement.

Investing in our Common Stock involves risks. Please read “Risk Factors” on page 7 of the Prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2018.

SELLING STOCKHOLDERS

The information appearing in the table below with respect to the Selling Stockholders supersedes in its entirety the information with respect to the Selling Stockholders appearing on page 10 of the Prospectus under the heading “Selling Stockholders.”

	Before the Offering			After the Offering (assuming the sale of all shares that may be sold hereunder)
Name and Address of Beneficial Owner(1) (†)	Number of Shares	Percentage of Outstanding Common Stock	Maximum Number of Shares To Be Offered	Number of Shares	Percentage of Outstanding Common Stock
Kathleen Eisbrenner(2)	8,685,633	8.00%	8,685,633	—	—
Raymond Eisbrenner(3)	28,499	*	28,499	—	—
René van Vliet(4)	166,246	*	166,246	—	—
Alfonso Puga(5)	94,998	*	94,998	—	—
Benjamin Atkins(6)	92,623	*	92,623	—	—
Shaun Davison(7)	132,997	*	132,997	—	—
Krysta De Lima(8)	68,873	*	68,873	—	—
James Spencer(9)	27,233	*	12,233	15,000	*
Eric S. Rosenfeld(10)	1,576,213	1.45%	1,576,213	—	—
David D. Sgro(11)	274,625	*	274,625	—	—
Gregory Monahan(12)	118,869	*	118,869	—	—
Thomas Kobylarz(13)	53,285	*	53,285	—	—
John P. Schauerman(14)	30,186	*	30,186	—	—
Adam J. Semler(15)	22,686	*	22,686	—	—
Leonard B. Schlemm(16)	244,299	*	244,299	—	—
Joel Greenblatt(17)	30,186	*	30,186	—	—
Jeff Hastings(18)	201,240	*	201,240	—	—
NPIC Limited(19)	40,000	*	40,000	—	—
The K2 Principal Fund L.P.(20)	40,000	*	40,000	—	—
York Entities(21)	57,599,003	53.08%	57,599,003	—	—
Valinor Entities(22)	19,457,313	17.93%	19,457,313	—	—
Halcyon Entities(23)	9,511,903	8.76%	9,511,903	—	—
GE Oil & Gas, LLC(24)	3,211,391	2.96%	3,211,391	—	—
DKU 2013, LLC(25)	392,417	*	392,417	—	—
Covalent Capital Partners Master Fund, L.P.(26)	274,648	*	274,648	—	—
NexPoint Credit Strategies Fund(27)	815,555	*	815,555	—	—
J. Stephen Emerson IRA	26,476	*	26,476	—	—
J. Stephen Emerson Roth IRA	26,474	*	26,474	—	—

*     Less than one percent.

(†)  Except as otherwise indicated below, based on the information provided to us by the Selling Stockholders, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Each of the Selling Stockholders listed below acquired the securities offered in this prospectus in the ordinary course of their business, and at the time of such acquisition, none were a party to any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities offered hereby.    Applicable percentages are based on 108,518,767 shares of Common Stock outstanding as of February 20, 2018, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(1)	Unless otherwise indicated, the business address of each of the Selling Stockholders is c/o NextDecade Corporation, 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380.

(2)

Upon completion of the Business Combination, Kathleen Eisbrenner became the Chief Executive Officer and a director of NextDecade Corporation. Prior to the Business Combination, she founded NextDecade, LLC and served as its Chairman, and Chief Executive Officer. Effective February 1, 2018, Mrs. Eisbrenner relinquished her role as Chief Executive Officer but continues to serve as Chairman of the Board of Directors of the Company.

(3)	Raymond Eisbrenner is the husband of Kathleen Eisbrenner.
(4)

Upon completion of the Business Combination, René van Vliet became the Chief Operating Officer and a director of NextDecade Corporation. Prior to the Business Combination, he served as the Chief Operating Officer and Chief Project Officer of NextDecade, LLC.

(5)

Upon completion of the Business Combination, Alfonso Puga became the Chief Commercial Officer of NextDecade Corporation. Prior to the Business Combination, he served as the Chief Commercial Officer of NextDecade, LLC.

(6)

Upon completion of the Business Combination, Benjamin Atkins became the Chief Financial Officer of NextDecade Corporation. Prior to the Business Combination, he served as the Chief Financial Officer of NextDecade, LLC.

(7)

Upon completion of the Business Combination, Shaun Davison became the Senior Vice President, Development & Regulatory Affairs of NextDecade Corporation. Prior to the Business Combination, he served as the Senior Vice President, Development & Regulatory Affairs of NextDecade, LLC.

(8)

Upon completion of the Business Combination, Krysta De Lima became the General Counsel of NextDecade Corporation. Prior to the Business Combination, she served as the General Counsel of NextDecade, LLC.

(9)	Beneficial ownership includes 15,000 shares of restricted stock awarded under the Company’s 2017 Omnibus Incentive Plan.
(10)

Upon completion of the Business Combination, Eric S. Rosenfeld became a director of NextDecade Corporation. Prior to the Business Combination, he served as the Chairman and Chief Executive Officer of Harmony.  Beneficial ownership includes 90,744 shares held by the Rosenfeld Children’s Successor Trust, a trust established for Mr. Rosenfeld’s children.  Beneficial ownership includes 96,232 shares of Common Stock issuable upon exercise of warrants.

(11)

Upon completion of the Business Combination, David D. Sgro became a director of NextDecade Corporation. Prior to the Business Combination, he served as Chief Operating Officer, Secretary and director of Harmony.  Includes 2,606 shares of Common Stock issuable upon exercise of warrants.

(12)	Prior to the Business Combination, Gregory Monahan served as special advisor to Harmony. Beneficial ownership includes 1,128 shares of Common Stock issuable upon exercise of warrants.
(13)	Prior to the Business Combination, Thomas Kobylarz served as a director of Harmony. Beneficial ownership includes 505 shares of Common Stock issuable upon exercise of warrants.
(14)	Prior to the Business Combination, John P. Schauerman served as a director of Harmony. Beneficial ownership includes 7,500 shares of Common Stock issuable upon exercise of warrants.
(15)	Prior to the Business Combination, Adam J. Semler served as a director of Harmony. Beneficial ownership includes 7,500 shares of Common Stock issuable upon exercise of warrants.
(16)	Prior to the Business Combination, Leonard B. Schlemm served as a director of Harmony. Beneficial ownership includes 61,507 shares of Common Stock issuable upon exercise of warrants.
(17)	Prior to the Business Combination, Joel Greenblatt served as special advisor to Harmony. Beneficial ownership includes 7,500 shares of Common Stock issuable upon exercise of warrants.

(18)	Prior to the Business Combination, Jeff Hastings served as special advisor to Harmony. Beneficial ownership includes 50,000 shares of Common Stock issuable upon exercise of warrants.
(19)	The business address of NPIC Limited is 401 Bay Street, Suite 1900, P.O Box 19, Toronto, ON MSH 244.
(20)	The business address of The K2 Principal Fund, L.P. is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. Information derived from a Schedule 13G filed on April 23, 2015.
(21)

The business address of the York Entities is 767 Fifth Avenue New York, NY 10153. Consists of 12,558,695 shares of Company common stock held by York Credit Opportunities Investments Master Fund, L.P.; 2,508,809 shares of Company common stock held by York European Distressed Credit Fund II, L.P.;  13,492,968 shares of Company common stock held by York Multi-Strategy Master Fund, L.P.;  11,687,103 shares of Company common stock held by York Credit Opportunities Fund, L.P.;  9,190,006 shares of Company common stock held by York Capital Management, L.P.; and 8,161,422 shares of Company common stock held by York Select Strategy Master Fund L.P.

(22)

The business address of the Valinor Entities is 510 Madison Avenue, 25th Floor, New York, NY 10022. Consists of 10,846,737 shares of Company common stock held by Valinor Capital Partners Offshore Master Fund, L.P.;  4,798,329 shares of Company common stock held by VND Partners, L.P.;  and 3,812,247 shares of Company common stock held by Valinor Capital Partners, L.P.

(23)

The business address of the Halcyon Entities is 477 Madison Avenue, 8th Floor, New York, NY 10022. Consists of 325,165 shares of Company common stock held by Halcyon Solutions Master Fund, L.P.; 4,061,998 shares of Company common stock held by HCN L.P.; 2,641,178 shares of Company common stock held by Halcyon Mount Bonnell Fund LP; 1,741,349 shares of Company common stock held by Halcyon Energy, Power, and Infrastructure Capital Holdings LLC; and 634,713 shares of Company common stock held by First Series of HDML Fund I LLC. Beneficial ownership includes 107,500 shares of Company common stock issuable upon exercise of warrants held by Halcyon Solutions Master Fund, L.P.

(24)	The business address of GE Oil & Gas, LLC is 4425 Westway Park Blvd., Westway 3, Houston, Texas 77041.
(25)

The business address of DKU 2013, LLC is c/o Lyrical Partners, L.P. 250 W. 55th Street, 37th Floor, New York, New York 10019.  Beneficial ownership includes 97,500 shares of Common Stock issuable upon exercise of warrants.

(26)

The business address of Covalent Capital Partners Master Fund, L.P. is Reservoir Woods, 930 Winter St STE 2800, Waltham, Massachusetts 02451. Beneficial ownership includes 92,417 shares of Common Stock issuable upon exercise of warrants.

(27)	The business address of NexPoint Credit Strategies Fund is 300 Crescent Court, Suite 700, Dallas, Texas 75021.

The information appearing in the table below with respect to the Selling Stockholders supersedes in its entirety the information with respect to the Selling Stockholders appearing on page 14 of the Prospectus under the heading “Selling Stockholders.”

Name and Address of Beneficial Owner(1) (†)	Common Stock Currently Outstanding	Common Stock Issuable Upon Exercise of Warrants	Common Stock Issuable Upon Achievement of Milestones	Restricted Shares of Common Stock Issuable Upon Achievement of Milestones**	Total	Percentage of Common Stock
Kathleen Eisbrenner(2)	8,685,633	—	2,072,369	2,093,579	12,851,581	8.70%
Raymond Eisbrenner(3)	28,499	—	31,351	163,137	222,987	*
René van Vliet(4)	166,246	—	182,883	951,627	1,300,756	*
Alfonso Puga(5)	94,998	—	104,504	543,786	743,288	*
Benjamin Atkins(6)	92,623	—	101,892	530,192	724,707	*
Shaun Davison(7)	132,997	—	146,306	761,302	1,040,605	*
Krysta De Lima(8)	68,873	—	75,766	394,246	538,885	*
James Spencer(9)	27,233	—	1,712	—	28,945	*
Eric S. Rosenfeld(10)	1,479,981	96,232	—	—	1,576,213	1.07%
David D. Sgro(11)	272,019	2,606	—	—	274,625	*
Gregory Monahan(12)	117,741	1,128	—	—	118,869	*
Thomas Kobylarz(13)	52,780	505	—	—	53,285	*
John P. Schauerman(14)	22,686	7,500	—	—	30,186	*
Adam J. Semler(15)	15,186	7,500	—	—	22,686	*
Leonard B. Schlemm(16)	182,792	61,507	—	—	244,299	*
Joel Greenblatt(17)	22,686	7,500	—	—	30,186	*
Jeff Hastings(18)	151,240	50,000	—	—	201,240	*
NPIC Limited(19)	40,000	—	—	—	40,000	*
The K2 Principal Fund L.P.(20)	40,000	—	—	—	40,000	*
York Entities(21)	57,599,003	—	11,221,408	—	68,820,411	46.60%
Valinor Entities(22)	19,457,313	—	3,500,169	—	22,957,482	15.55%
Halcyon Entities(23)	9,404,403	107,500	1,633,413	—	11,145,316	7.55%
GE Oil & Gas, LLC(24)	3,211,391	—	415,962	—	3,627,353	2.46%
DKU 2013, LLC(25)	294,917	97,500	—	—	392,417	*
Covalent Capital Partners Master Fund, L.P.(26)	182,231	92,417	—	—	274,648	*
NexPoint Credit Strategies Fund(27)	815,555	—	85,569	—	901,124	*
J. Stephen Emerson IRA	26,476	—	—	—	26,476	*
J. Stephen Emerson Roth IRA	26,474	—	—	—	26,474	*

*     Less than one percent.

**   Subject to adjustment based on outstanding shares of our Common Stock immediately preceding the respective milestone achievement dates for the Restricted Stock.

(†)  Except as otherwise indicated below, based on the information provided to us by the Selling Stockholders, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Each of the Selling Stockholders listed below acquired the securities offered in this prospectus in the ordinary course of their business, and at the time of such acquisition, none were a party to any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities offered hereby. Applicable percentages are based on 108,518,767 shares of Common Stock outstanding as of February 20,  2018, adjusted as required by rules promulgated by the

Securities and Exchange Commission, and assuming that 7,500,000 shares of Restricted Stock are issued to certain of the Selling Stockholders upon the Company achieving certain milestones.

(1)	Unless otherwise indicated, the business address and related information of each beneficial owner is the same as noted in the corresponding footnote to the Selling Stockholders table.